                                     [LOGO]

                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917

                                                              September 23, 1997

Dear Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 6, 1997, at the General Cinema NorthPark Theater I & II, located at 1100 NorthPark Center, Dallas, Texas. At this meeting you will be asked:

    (A) to elect eleven (11) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

    (B) to approve the Company's Long-Term Performance Share Plan; and

    (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

    Our agenda for the meeting will also include a strategic overview of the Company.

    It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy at your earliest convenience.

                                          Very truly yours,

                                          NORMAN E. BRINKER
                                          CHAIRMAN OF THE BOARD

                          BRINKER INTERNATIONAL, INC.
                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 6, 1997

To our Shareholders:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the General Cinema NorthPark Theater I & II, located at 1100 NorthPark Center, Dallas, Texas, on Thursday, November 6, 1997, at 10:00 a.m., local time, for the following purposes:

    (A) to elect eleven (11) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

    (B) to approve the Company's Long-Term Performance Share Plan; and

    (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on September 8, 1997, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

    It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          ROGER F. THOMSON
                                          SECRETARY

Dallas, Texas
September 23, 1997

                          BRINKER INTERNATIONAL, INC.

                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 6, 1997
                            ------------------------

    This Proxy Statement is first being mailed on or about September 23, 1997, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on November 6, 1997. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or voting in person.

                           OUTSTANDING CAPITAL STOCK

    The record date for shareholders entitled to vote at the annual meeting is September 8, 1997 (the "Record Date"). At the close of business on the Record Date, the Company had issued and outstanding and entitled to vote at the meeting 65,367,320 shares of Common Stock, $0.10 par value ("Common Stock").

                       ACTION TO BE TAKEN AT THE MEETING

    The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the eleven (11) persons named under the caption "Directors and Executive Officers--Directors", (ii) for the approval of the Company's Long-Term Performance Share Plan, and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

    Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned by the principal shareholders of the Company.

                                                                         BENEFICIAL OWNERSHIP
                                                                      --------------------------
                                                                        NUMBER OF
NAME AND ADDRESS                                                        SHARES(1)      PERCENT
--------------------------------------------------------------------  -------------  -----------
The Capital Group Companies, Inc....................................     11,281,700      17.26%
  333 South Hope Street
  Los Angeles, California 90071

------------------------

(1) As of June 30, 1997. Based on information contained in Schedule 13G dated as of February 12, 1997, as supplemented via subsequent telephone communication.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND ELECTION OF DIRECTORS

    Eleven (11) directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his or her successor is elected and qualified. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and nominees for election as directors of the Company:

                                                                  NUMBER OF SHARES
                                                                   OF COMMON STOCK   NUMBER ATTRIBUTABLE
                                                                    BENEFICIALLY         TO OPTIONS
                                                                     OWNED AS OF     EXERCISABLE WITHIN
                                                                    SEPTEMBER 8,         60 DAYS OF       PERCENT OF
NAME                                                                 1997(1)(2)       SEPTEMBER 8, 1997      CLASS
----------------------------------------------------------------  -----------------  -------------------  -----------
Norman E. Brinker...............................................      2,109,009(3)          1,058,750          3.23%
Douglas H. Brooks...............................................        470,350               453,028          *
F. Lane Cardwell, Jr............................................        266,022               246,000          *
Gerard V. Centioli..............................................        334,462(4)             30,000          *
Ronald A. McDougall.............................................        840,022               815,000          1.29%
Debra L. Smithart...............................................        237,910(5)            203,841          *
Roger F. Thomson................................................        146,000               142,500          *
Daniel W. Cook, III.............................................            -0-                   -0-          *
Rae F. Evans....................................................         22,127(6)             20,542          *
J.M. Haggar, Jr.................................................         84,354                22,584          *
Frederick S. Humphries..........................................         10,317                 9,667          *
Ronald Kirk.....................................................            -0-                   -0-          *
Jeffrey A. Marcus...............................................            -0-                   -0-          *
James E. Oesterreicher..........................................         11,500                11,000          *
Roger T. Staubach...............................................         23,500                13,000          *
All executive officers and directors as a group (20 persons)....      4,932,671             3,380,944          7.55%

------------------------
*   Less than one percent (1%)

(1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(2) Includes shares of Common Stock which may be acquired by exercise of exercisable options granted or vesting under the Company's 1983 Incentive Stock Option Plan, the 1984 Non-Qualified Stock Option Plan, the 1992 Incentive Stock Option Plan and the 1991 Stock Option Plan for Non-Employee Directors and Consultants, as applicable.

(3) Includes 20,250 shares of Common Stock held of record by a family trust of which Mr. Brinker is trustee.

(4) Includes 2,000 shares of Common Stock held of record by a family trust of which Mr. Centioli is trustee.

(5) Effective September 1, 1997, Ms. Smithart resigned from the Board of Directors and from her position as Executive Vice President and Chief Financial Officer of the Company.

(6) Includes 1,875 shares of Common Stock held of record by a family trust of which Mrs. Evans is trustee.

    The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be required to own will be determined by such officer's position within the Company as well as annual compensation. The Company has established a program with a third-party lender pursuant to which the senior officers will be able to obtain financing for purposes of attaining the minimum stock ownership levels referred to above. Any loans obtained by such senior officers to finance such stock acquisitions are facilitated by the Company pursuant to an agreement in which the senior officer pledges the underlying stock and future incentive payments which may be receivable from the Company as security for the loan.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

    A brief description of each person nominated to become a director of the Company is provided below. Except for Daniel W. Cook, III, all nominees are currently serving as directors of the Company. Each of the current directors were elected at the last annual meeting of the Company's shareholders held on November 7, 1996, except Ronald Kirk and Jeffrey A. Marcus, both of whom were appointed to the Board of Directors in January 1997.

    NORMAN E. BRINKER, 66, served as Chairman of the Board of Directors and Chief Executive Officer of the Company from September 1983 to June 1995, with the exception of a brief period during which Mr. Brinker was incapacitated due to an injury. Mr. Brinker continues to serve as Chairman of the Board of Directors. Mr. Brinker is a member of the Nominating Committee of the Company. He was the founder of S&A Restaurant Corp., having served as its President from February 1966 through May 1977 and as its Chairman of the Board of Directors and Chief Executive Officer from May 1977 through July 1983. From June 1982 through July 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Clothing Company.

    RONALD A. MCDOUGALL, 55, was elected President and Chief Executive Officer of the Company in June 1995 having formerly held the office of President and Chief Operating Officer since 1986. Mr. McDougall joined the Company in 1983 and served as Executive Vice President--Marketing and Strategic Development until his promotion to President. Prior to joining the Company, Mr. McDougall held senior management positions at Proctor and Gamble, Sara Lee, The Pillsbury Company and S&A Restaurant Corp. Mr. McDougall has served as a member of the Board of Directors of the Company since September 1983 and is a member of the Executive and Nominating Committees of the Company. Mr. McDougall serves on the Board of Directors of Excel Communications, Inc.

    GERARD V. CENTIOLI, 43, was elected Senior Vice President--Emerging Concepts President in April 1997. Mr. Centioli joined the Company as Senior Vice President--Maggiano's/Corner Bakery Concepts President in August 1995 and was named Senior Vice President--Italian Concepts President in January 1996. Mr. Centioli previously served as Senior Partner of Lettuce Entertain You Enterprises, Inc. and President and Chief Executive Officer of the Maggiano's Little Italy and The Corner Bakery Divisions. Prior to joining Lettuce Entertain You Enterprises, Inc. in 1984, Mr. Centioli served as Vice President--Division President of Collins Foods International, Inc. Mr. Centioli has served as a member of the Board of Directors of the Company since November 1995.

    DANIEL W. COOK, III, 62, is a limited partner with The Goldman Sachs Group, L.P. Mr. Cook started with The Goldman Sachs Group, L.P. in 1961 and was a partner when he retired in 1992. Mr. Cook also serves on the Board of Directors for Centex Corporation. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Vice-Chair of the Edwin L. Cox School of Business Executive Board.

    RAE F. EVANS, 49, is currently President of Rae Evans & Associates, a firm specializing in Washington corporate strategies. From 1982 until January 1995, Mrs. Evans held the title of Vice President, National Affairs of Hallmark Cards, Inc. Mrs. Evans is a member of the Nominating and Audit Committees of the Company and has served as a member of the Board of Directors since January 1990. She is a member of the Business Government Relations Council and is a past president of that organization. She is a member of The Board of Directors of the National Women's Museum, the Meridian International House and a member of the Economic Club of Washington. Mrs. Evans is also a member of the Catalyst Board of Advisors and the National Women's Economic Alliance. Mrs. Evans also serves on the Board of Directors of Haggar Clothing Company.

    J. M. HAGGAR, JR., 72, is currently the owner of J.M. Haggar, Jr. Investments, a business he has operated since retiring as Chairman of the Board of Directors of Haggar Clothing Company in February 1995. Mr. Haggar previously held the positions of President and Chief Executive Officer of Haggar Clothing Company until 1991. Mr. Haggar is a member of the Compensation and Audit Committees of the Company and has served as a member of the Company's Board of Directors since April 1985.

    FREDERICK S. HUMPHRIES, 61, is the President of Florida A&M University in Tallahassee, Florida having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 10 years. Dr. Humphries serves as Chairman of the State Board of Education Advisory Committee on the Education of Blacks in Florida and Chairman of the Board of Regents, Five-Year Working Group for Agriculture, State University System of Florida, in addition to being involved in various civic and community activities. Mr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of Wal-Mart, Inc.

    RONALD KIRK, 43, is currently Mayor of the City of Dallas and a partner in the law firm of Gardere & Wynne. He was elected Mayor in 1995, and previously served as Secretary of State of the State of Texas from 1994 to 1995. Mr. Kirk was engaged in the private practice of law from 1989 to 1994, served as an Assistant City Attorney for Dallas from 1983 to 1989 and as a legislative aide to U.S. Senator Lloyd Bentsen from 1983 to 1989. Mayor Kirk is an honors graduate of Austin College and earned his law degree from The University of Texas. Mayor Kirk was appointed to the Board of Directors in January 1997 and is a member of the Nominating Committee of the Company.

    JEFFREY A. MARCUS, 50, is currently Chairman, President and Chief Executive Officer of Marcus Cable, with headquarters in Dallas. He formed the company in 1990 after spending more than 20 years in the cable television industry, a career Mr. Marcus embarked upon while a student at the University of California at Berkeley. Mr. Marcus is one of the owners of the Texas Rangers Baseball Club and is active in several civic and charitable organizations. Mr. Marcus was appointed to the Board of Directors in January 1997 and is a member of the Executive Committee of the Company.

    JAMES E. OESTERREICHER, 56, is the Chairman of the Board and Chief Executive Officer of J.C. Penney Company, Inc., having been elected to the position of Chairman in January 1997 and to the position of Chief Executive Officer in January 1995. Mr. Oesterreicher served as Vice Chairman of the Board from 1995 to 1997, as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including Texas Utilities Company, Presbyterian Healthcare Systems, National Retail Federation, Circle Ten Council--Boy Scouts of America, National 4-H Council, National Organization on Disability and March of Dimes Birth Defects Foundation. He also serves as a member of the Policy Committee of the Business Roundtable. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Compensation and Nominating Committees of the Company.

    ROGER T. STAUBACH, 55, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. He has served as a member of the Board of Directors of the Company since May 1993 and is a member of the Executive and Compensation Committees of the Company. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of Halliburton Company, American AAdvantage Funds and Columbus Realty Trust and is active in numerous civic, charity and professional organizations.

EXECUTIVE OFFICERS

    The following persons are executive officers of the Company who are not nominated to serve on the Company's Board of Directors:

    DOUGLAS H. BROOKS, 45, joined the Company as an Assistant Manager in February 1978 and was promoted to General Manager in April 1978. In March 1979, Mr. Brooks was promoted to Area Supervisor and in May 1982 to Regional Director. He was again promoted in March 1987 to Senior Vice President--Central Region Operations and to the position of Concept Head and Senior Vice President--Chili's Operations in June 1992. Mr. Brooks was promoted to his current position of Senior Vice President--Chili's Grill & Bar Concept President in June 1994.

    F. LANE CARDWELL, JR., 45, was elected Executive Vice President--Eatzi's Concept President in June 1996, having formerly held the positions of Executive Vice President--Strategic Development from June 1992 until October 1995 and Executive Vice President and Chief Administrative Officer from October 1995 until June 1996. Mr. Cardwell joined the Company as Vice President--Strategic Development in August 1988 and became Senior Vice President--Strategic Development in December 1990. Before joining the Company, Mr. Cardwell was employed by S&A Restaurant Corp. in various capacities from November 1978 to August 1988. Mr. Cardwell served as a member of the Board of Directors of the Company from 1991 to 1996.

    LESLIE CHRISTON, 43, was elected Senior Vice President--On The Border President in April 1997, having previously served as Vice President of Operations/On The Border since joining the Company in July 1996. Prior to this time, Ms. Christon held the position of Senior Vice President of Operations of Red Lobster Restaurants from November 1994 to June 1996 and she was with El Chico from June 1981 to November 1994. Ms. Christon serves on the Board of Directors of the Women's Foodservice Forum and is the past president of the Roundtable for Women in Foodservice, Inc.

    KENNETH D. DENNIS, 44, joined the Company as a Manager in November 1976 and was promoted to General Manager in June 1978. In February 1979, he became Director of Internal Systems and in September 1983 became Director of Marketing. Mr. Dennis was promoted to Vice President of Marketing in August 1986 and to Senior Vice President of Marketing in August 1993. In February 1997, Mr. Dennis became Senior Vice President--Chief Operating Officer of Cozymel's and was elected to Senior Vice President--Cozymel's President in September 1997. Mr. Dennis serves on the Board of Directors of the Marketing Executives Group and is the past Co-Chairman.

    CAROL E. KIRKMAN, 40, was appointed Executive Vice President of Human Resources in June 1997 after serving as Senior Vice President of Human Resources since April 1996. Ms. Kirkman joined the Company as Corporate Counsel in 1990 and was promoted to Vice President/Assistant General Counsel in 1994. Ms. Kirkman was an attorney in private practice in Dallas, Texas from 1982 until 1987 and worked as a commercial and retail real estate broker in southern California from 1987 until 1990.

    JOHN C. MILLER, 42, joined the Company as Vice President--Special Concepts in September 1987. In October 1988, he was elected as Vice President--Joint Venture/Franchise and served in this capacity until August 1993 when he was promoted to Senior Vice President--New Concept Development. Mr. Miller was named Senior Vice President--Mexican Concepts in September 1994 and was subsequently elected as Senior Vice President--Mexican Concepts President in October 1995. In April 1997, Mr. Miller was elected Senior Vice President--Romano's Macaroni Grill President. Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants prior to joining the Company.

    RUSSELL G. OWENS, 38, joined the Company in 1983 as Controller. He was elected Vice President of Planning in 1986 and Vice President of Operations Analysis in 1991. Mr. Owens was promoted to Senior Vice President of Operations Analysis in 1993 and was named Senior Vice President of Strategic Development--Italian Concepts in 1996. Mr. Owens was elected Executive Vice President and Chief Strategic Officer in June 1997 and assumed the position of Chief Financial Officer in September 1997. Prior to joining the Company, Mr. Owens worked for the public accounting firm Deloitte & Touche.

    ROGER F. THOMSON, 48, joined the Company as Senior Vice President, General Counsel and Secretary in April 1993 and was promoted to Executive Vice President, General Counsel and Secretary in March 1994. In June 1996, Mr. Thomson was promoted to the position of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary and was a Director of the Company from 1993 until 1995. From 1988 until April 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S&A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

CLASSES OF DIRECTORS

    For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director". Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. The four classes of non-employee directors are as follows:
Messrs. Humphries and Oesterreicher and Mrs. Evans comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1998 fiscal year. There are no members of Class 2. Messrs. Haggar, Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2000 fiscal year. Messrs. Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2001 fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee. The Executive Committee (currently comprised of Messrs. McDougall, Marcus, and Staubach) met four (4) times during the fiscal year and has authority to act for the Board on most matters during the intervals between Board meetings.

    All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Haggar and Humphries and Mrs. Evans and the Committee met five (5) times during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the scope of the audit and the results of the annual audit by the independent auditors; consideration and recommendation to the Board of the selection of the independent auditors for the next year; the review with management and the independent auditors of the annual financial statements of the Company; and the review of the scope and adequacy of internal audit activities.

    The Compensation Committee is currently comprised of Messrs. Haggar, Oesterreicher and Staubach and it met six (6) times during the fiscal year. Functions performed by the Compensation Committee include: ensuring the effectiveness of senior management and management continuity, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, approval of the adoption and amendment of significant compensation plans and approval of all compensation actions for officers, particularly at and above the level of executive vice president. The specific nature of the Committee's responsibilities as it relates to executive officers is set forth below under "Report of the Compensation Committee."

    The purpose of the Nominating Committee is to recommend to the Board of Directors potential non-employee members to be added as new or replacement members to the Board of Directors. The Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 1998 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 26, 1998. The Nominating Committee is composed of Messrs. Brinker, Kirk, McDougall and Oesterreicher and Mrs. Evans and it met four (4) times during the fiscal year.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended. The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

    Directors who are not employees of the Company receive grants of stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. A new director who is not an employee of the Company will receive as compensation (a) 20,000 stock options at the beginning of such director's term, and (b) an annual cash payment of $36,000, at least 25% of which must be taken in the form of stock options. If a director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If a director elects to receive cash, the first payment will be made at the

Board of Directors' meeting held contemporaneous with the next annual meeting of shareholders. The stock options will be granted as of the 60th day following such meeting (or if the 60th day is not a business day, on the first business day thereafter) at the fair-market value on the date of grant. One-third ( 1/3) of the options will vest on each of the second, third and fourth anniversaries of the date of grant. If a director is a Retiring Director who is being nominated for an additional term on the Board of Directors, each such renominated director will receive an additional grant of 10,000 stock options at the beginning of such director's new term.

    For purposes of applying this compensation program to the current non-employee directors of the Company, the previous compensation program was blended with this compensation program in order to determine annual compensation payable to non-employee directors until such directors become Retiring Directors and leave the board or are approved by the Nominating Committee to serve for an additional four years. Mrs. Evans previously has received a grant of 15,000 stock options and will receive an annual cash retainer of $16,000; Dr. Humphries previously has received a grant of 15,000 stock options and will receive an annual cash retainer of $16,000; Mr. Oesterreicher previously has received a grant of 15,000 stock options and will receive an annual cash retainer of $6,000; Mr. Staubach previously has received a grant of 10,000 stock options and has received an annual cash retainer of $6,000. If Mr. Cook is elected to the Board of Directors, he will be compensated according to the new compensation plan. As Mr. Staubach is currently a Retiring Director, if he is re-elected to the Board of Directors, he will be compensated according to the new compensation plan. Messrs. Haggar, Kirk and Marcus are being compensated according to the new compensation plan.

    During the year ended June 25, 1997, the Board of Directors held seven (7) meetings; each incumbent director attended 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

                             EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 1997.

SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                           ------------------------
                                                                             AWARDS       PAYOUTS
                                                                           -----------  -----------
                                                   ANNUAL COMPENSATION     SECURITIES    LONG-TERM
                                                 ------------------------  UNDERLYING    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR       SALARY        BONUS       OPTIONS      PAYOUTS    COMPENSATION(1)
------------------------------------  ---------  -----------  -----------  -----------  -----------  ----------------
Ronald A. McDougall.................       1997  $   825,000  $   396,000     200,000    $  67,289      $   29,194
  President and Chief                      1996  $   744,808  $   -0-         375,000    $  69,860      $   18,396
  Executive Officer                        1995  $   574,038  $   278,839     125,000    $  86,565      $   50,555

Debra L. Smithart...................       1997  $   350,000  $   115,500      50,000    $  40,374      $   11,225
  Executive Vice                           1996  $   304,423  $   -0-          90,000    $  46,574      $    6,828
  President and Chief                      1995  $   264,038  $    95,714      30,000    $  63,481      $   11,805
  Financial Officer(2)

Douglas H. Brooks...................       1997  $   333,654  $   120,462      50,000    $  33,645      $   20,818
  Senior Vice President                    1996  $   311,058  $   -0-          90,000    $  31,049      $   12,830
  --Chili's Grill & Bar                    1995  $   266,249  $    77,212      30,000    $  40,397      $   15,636
  Concept President

F. Lane Cardwell, Jr................       1997  $   320,000  $   105,600       3,000    $  40,374      $   23,845
  Executive Vice                           1996  $   290,385  $   -0-          90,000    $  46,574      $   15,007
  President--Eatzi's                       1995  $   224,422  $    81,353      30,000    $  63,481      $   19,236
  Concept President

Roger F. Thomson....................       1997  $   317,231  $   104,940      50,000    $  40,374      $   16,680
  Executive Vice                           1996  $   256,827  $   -0-          90,000    $  31,049      $    6,641
  President, Chief                         1995  $   227,019  $    82,294      30,000    $  -0-         $   13,024
  Administrative Officer,
  General Counsel
  and Secretary

------------------------

(1) All other compensation represents Company match on deferred compensation.

(2) Ms. Smithart resigned from her position as Executive Vice President and Chief Financial Officer effective September 1, 1997.

OPTION GRANTS DURING 1997 FISCAL YEAR

    The following table contains certain information concerning the grant of stock options pursuant to the Company's 1992 Incentive Stock Option Plan to the executive officers named in the above compensation table during the Company's last fiscal year:

                                                                                     REALIZABLE VALUE OF ASSUMED
                                              % OF TOTAL                             ANNUAL RATES OF STOCK PRICE
                                               OPTIONS                                 APPRECIATION FOR OPTION
                                              GRANTED TO                                       TERM(1)
                                   OPTIONS   EMPLOYEES IN  EXERCISE OR  EXPIRATION   ----------------------------
NAME                               GRANTED   FISCAL YEAR   BASE PRICE      DATE           5%             10%
--------------------------------  ---------  ------------  -----------  -----------  -------------  -------------
Ronald A. McDougall.............    200,000       10.85%    $  11.125       2/6/07   $   1,399,291  $   3,546,077
Debra L. Smithart...............     50,000        2.71%    $  11.125       2/6/07   $     349,823  $     886,519
Douglas H. Brooks...............     50,000        2.71%    $  11.125       2/6/07   $     349,823  $     886,519
F. Lane Cardwell, Jr............      3,000        0.16%    $  11.125       2/6/07   $      20,989  $      53,191
Roger F. Thomson................     50,000        2.71%    $  11.125       2/6/07   $     349,823  $     886,519

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

    The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $14.00 fiscal year-end price of the Company's Common Stock.

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                     SHARES                OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
                                   ACQUIRED ON    VALUE    --------------------------  ----------------------------
NAME                                EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------  -----------  ---------  -----------  -------------  -------------  -------------
Ronald A. McDougall..............      -0-         -0-        658,750        731,250   $     396,653  $   1,075,000
Debra L. Smithart................      -0-         -0-        166,341        177,500   $      15,838  $     263,750
Douglas H. Brooks................       5,700   $  78,643     419,278        173,750   $   2,673,559  $     263,750
F. Lane Cardwell, Jr.............      -0-         -0-        208,500        130,500   $     245,005  $     128,625
Roger F. Thomson.................      -0-         -0-        105,000        177,500   $    -0-       $     263,750

LONG-TERM EXECUTIVE PROFIT SHARING PLAN AND AWARDS

    Executives of the Company participate in the Long-Term Executive Profit Sharing Plan. See "Report of the Compensation Committee--Long-Term Incentives" for more information regarding this plan. The following table represents awards granted in the last fiscal year under the Long-Term Executive Profit Sharing Plan.

                                                                          ESTIMATED FUTURE
                                                                           PAYOUTS UNDER
                                                                       NON-STOCK BASED PLANS
                                                         NUMBER OF     ----------------------
NAME                                                   UNITS AWARDED   THRESHOLD    TARGET       MAXIMUM
----------------------------------------------------  ---------------  ---------  -----------  -----------
                                                                             (DOLLARS)
Ronald A. McDougall.................................         1,000     $  66,667  $   100,000       *
Debra L. Smithart...................................           750     $  50,000  $    75,000       *
Douglas H. Brooks...................................           600     $  40,000  $    60,000       *
F. Lane Cardwell, Jr................................           750     $  50,000  $    75,000       *
Roger F. Thomson....................................           750     $  50,000  $    75,000       *

------------------------

* There is no maximum future payout under the Long-Term Executive Profit Sharing Plan.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

    The executive compensation program is designed as a tool to reinforce the Company's strategic principles--to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    - Provide competitive levels of compensation to attract and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    - Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk"--that is, compensation payouts to executives must vary according to the overall performance of the Company.

    - Directly link executives' interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value.

    The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives and incentive stock options.

BASE SALARIES

    Executives' base salaries and total compensation are targeted to be competitive at the 75th percentile of the market for positions of similar responsibility and scope at the Vice President and Senior Vice President levels and, to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company, between the 75th and 90th percentile of the market for the Chief Executive Officer, Executive Vice Presidents, and Concept Heads. Positioning executives' base salaries at these levels is needed for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of reliable executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of high growth companies from many industries. Individual base salary levels are determined by considering each officer's level of responsibility, performance, experience, and tenure. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

ANNUAL INCENTIVES

    The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all Dallas-based corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's common stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to executives the same as for all other Company employees.

    At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") which is tied to the base salary for such executive and targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) SAVINGS PLAN AND SAVINGS PLAN II

    On January 1, 1993, the Company implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II"). These Plans are designed to provide the Company's salaried employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to 25% of a participant's contribution, up to a maximum of 5% of such participant's compensation.

    Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company common stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.

    Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company common stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered highly compensated employees according to the Internal Revenue Service. A participant's contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan II inception.

LONG-TERM INCENTIVES

    All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's common stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

    Stock options are rights to purchase shares of the Company's Common Stock at the fair market value on the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common stock increases. Fifty percent (50%) of a stock option grant becomes exercisable two years after the grant date; the remaining 50% of a grant becomes exercisable three years after the grant date.

    The number of stock options granted to an executive is based on grant guidelines that reflect an officer's position within the Company. The Compensation Committee reviews and approves grant amounts for executives.

    Executives also participate in the Long-Term Executive Profit Sharing Plan, a non-qualified long-term performance cash plan. This plan provides an additional mechanism for focusing executives on the sustained improvement in operating results over the long term. This is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to individuals and paid in cash based upon the Company's attainment of predetermined performance objectives. Long-term operating results are measured by evaluating both pre-tax net income (weighted 70%) and changes in shareholders' equity (weighted 30%) over three-year cycles. The Long-Term Executive Profit Sharing Plan has been replaced by the Long-Term Performance Share Plan commencing with the cycle which includes fiscal years 1998, 1999, and 2000. The Long-Term Performance Share Plan is based on the Company's total shareholder return in comparison to the S&P 500 Index and the S&P Restaurant Industry Index. For executives to receive the target payout, the Company must perform at the 75th percentile of each index over the three-year cycle and must average at least 90% of its planned annual profit before taxes over the same three-year cycle.

PAY/PERFORMANCE NEXUS

    The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total Shareholder Return Comparison" below.

CEO COMPENSATION

    The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was awarded a salary increase in the amount of 3%, effective June 26, 1997, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 1,000 units under the Long-Term Executive Profit Sharing Plan for the cycle which includes fiscal years 1997, 1998, and 1999. Mr. McDougall was also awarded 200,000 stock options under the Company's stock option plan. Approximately 30.1% of Mr. McDougall's compensation for 1997 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 1997 fiscal year, Mr. McDougall's total compensation increased 58.1% from its level in the 1996 fiscal year.

FEDERAL INCOME TAX CONSIDERATIONS

    The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

    The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year.

                                          Respectfully submitted,
                                          COMPENSATION COMMITTEE

                                          J.M. HAGGAR, JR.
                                          JAMES E. OESTERREICHER
                                          ROGER T. STAUBACH

                 FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

    The following is a line graph presentation comparing cumulative, five-year total shareholder returns on an indexed basis with the S&P 500 Index and the S&P Restaurant Industry Index. A list of the indexed returns follows the graph.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              BRINKER INTERNATIONAL       S&P 500    S&P RESTAURANTS
1992                             100.00     100.00             100.00
1993                             155.68     113.63             108.54
1994                             143.18     115.23             125.59
1995                             117.61     145.27             165.17
1996                             102.27     183.04             194.35
1997                              97.16     246.32             203.25

    The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                                                       1992       1993       1994       1995       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Brinker International..............................     100.00     155.68     143.18     117.61     102.27      97.16
S&P 500............................................     100.00     113.63     115.23     145.27     183.04     246.32
S&P Restaurants....................................     100.00     108.54     125.59     165.17     194.35     203.25

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. Through an inadvertent omission, there was one late filing representing one transaction by each of Messrs. Haggar, Kirk and Marcus relating to the acquisition of stock options during the 1997 fiscal year. Except as set forth herein, the Company believes that all filing requirements were satisfied. In making these disclosures and filing of the reports, the Company has relied solely on written representations from certain reporting persons.

                              CERTAIN TRANSACTIONS

    The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except for the transactions described below, there were no transactions required to be reported in the last fiscal year.

    On June 28, 1995, Mr. Norman Brinker contractually agreed to remain as Chairman of the Board (subject to annual reelection by the shareholders) through the 2001 fiscal year. Under this agreement, Mr. Brinker's compensation will not materially differ from his compensation on June 28, 1995. However, Mr. Brinker's total base compensation and profit sharing distributions in the 1998 through 2001 fiscal years will not exceed $1,000,000 per year. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to this agreement.

    Upon the expiration of the agreement described above, Mr. Brinker will remain a consultant to the Company through the 2021 fiscal year. Mr. Brinker will be compensated commensurate with his continuing contributions to the Company; however, during this time, he will no longer participate in any of the Company's profit sharing plans or benefit programs. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to the consulting agreement.

    The Company also entered into an agreement with Mr. Brinker whereby Mr. Brinker conveyed to the Company his likeness, biography, photo, voice and name to be used by the Company in all media, promotions, advertising, training, and other materials as the Company deems appropriate. He will receive as compensation $400,000 per year until the earlier of July 1, 2021 or his death.

    The Company owns an office building and an adjacent office complex containing three buildings in order to allow for the expansion of its corporate headquarters. A company controlled by Roger T. Staubach is a tenant in this office complex and paid approximately $410,000 in rent to the Company during the 1997 fiscal year pursuant to a lease entered into with an unrelated party prior to the acquisition of the office complex by the Company.

                  APPROVAL OF LONG-TERM PERFORMANCE SHARE PLAN

    The Company adopted the Long-Term Performance Share Plan effective June 26, 1997, the beginning of the current fiscal year (the "Long-Term Plan"). The Long-Term Plan is a non-qualified annual long-term performance cash plan in which all officers of the Company participate. The Long-Term Plan provides an additional mechanism for focusing executives on total shareholder return over the long term. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, excluding certain forms of compensation including performance-based compensation. In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Long-Term Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions. The Long-Term Plan has been adopted by and will be administered by the Compensation Committee of the Board of Directors.

    At the Annual Meeting, the shareholders of the Company are being asked to approve the adoption of the Long-Term Plan by the Compensation Committee of the Board of Directors.

SUMMARY OF THE LONG-TERM PLAN

    The Long-Term Plan is a performance-related plan using overlapping 3-year cycles paid annually. Performance units (valued at $100 each) are granted to officers of the Company and paid in cash based upon the Company's attainment of pre-established performance objectives. The number of performance units assigned to an officer is determined by the Compensation Committee after receipt of recommendations from the Chief Executive Officer.

    Long-term operating results are measured by evaluating the Company's total shareholder return in comparison to both the S&P 500 Index and the S&P Restaurant Industry Index (collectively, the "Indices") over a 3-year cycle. For an executive to receive the target payout under the Long-Term Plan, the Company must perform at the 75th percentile of each of the S&P 500 Index and the S&P Restaurant Industry Index over a 3-year period. In addition, there will be no payout unless the Company achieves at least an average of 90% of the planned annual profit before taxes as approved by the Board of Directors during the same 3-year period. The Company's total shareholder return will be compared against each of the stated Indices. As each of the Indices will be weighted equally, the results will be added together for the valuation of the performance units at the end of the 3-year period. For each 1 percentage point difference between the Company's total shareholder return as compared to the combined weighted return of the Indices over the 3-year period, there will be a comparable increase or decrease in the value of the performance units. The value of the units is then multiplied by the number of performance units awarded to an officer for the period to determine the cash payment to be made to such officer.

    The current Long-Term Executive Profit Sharing Plan (the "Current Plan") is based on both pre-tax net income and changes in shareholders' equity over a 3-year cycle. In replacing the Current Plan with the Long-Term Plan, the Compensation Committee intended to more closely align the interests of its officers with those of its shareholders. By eliminating pre-tax net income as a factor in determining payments to officers and replacing it with a comparison of the Company's performance against the Indices, the officers of the Company will not be rewarded unless the shareholders of the Company are rewarded with a high shareholder return. In addition, by eliminating an annual calculation and replacing it with an evaluation of the Company's performance over a 3-year cycle, the maximization of long-term shareholder wealth becomes of paramount importance to officers of the Company and they will be correspondingly rewarded for the achievement of this objective.

REQUIRED VOTE

    A favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to ratify adoption of the Long-Term Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL TO APPROVE THE ADOPTION OF THE LONG-TERM PLAN.

                            SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of the Company desire to have presented at the 1998 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 26, 1998.

                              INDEPENDENT AUDITORS

    Representatives of KPMG Peat Marwick LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                 MISCELLANEOUS

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

    The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 25, 1997, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                                           By Order of the Board of Directors,

                                                    ROGER F. THOMSON

                                         SECRETARY

Dallas, Texas
September 23, 1997

                            BRINKER INTERNATIONAL, INC.

                                        PROXY


   The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the "Company") to be held at the General Cinema NorthPark Theater I & II, 1100 NorthPark Center, Dallas, Texas, on Thursday, November 6, 1997 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Norman E. Brinker and Ronald A. McDougall, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as shown on the reverse side hereof.

   If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED AS FOLLOWS: FOR ALL NOMINEES FOR DIRECTOR NAMED; AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S LONG-TERM PERFORMANCE SHARE PLAN.

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                         (CONTINUED ON REVERSE SIDE)

                           FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PLEASE MARK
YOUR VOTES AS
INDICATED IN
THIS EXAMPLE

     /X/

(a)  ELECTION OF DIRECTORS

       FOR all nominees               WITHHOLD
      listed to the right             AUTHORITY
       (except as marked       to vote for all nominees
        to the contrary)          listed to the right
              / /                         / /

NOMINEES: Norman E. Brinker, Ronald A. McDougall, Gerard V. Centioli,
Daniel W. Cook, III, Rae F. Evans, J.M. Haggar, Jr., Dr. Frederick S. Humphries, Ronald Kirk, Jeffrey A. Marcus, James E. Oesterrsicher and Roger T. Staubach.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominees's name in the space below.

_____________________________________________________________________________

(b)  PROPOSAL TO APPROVE THE COMPANY'S LONG-TERM PERFORMANCE SHARE PLAN.

                       FOR       AGAINST     ABSTAIN
                       / /         / /         / /

(c) IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                       FOR       AGAINST     ABSTAIN
                       / /         / /         / /


Signature ___________________  Signature ____________________ Date ____________
Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

                              FOLD AND DETACH HERE